UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 6)


                                 Trimeris, Inc.
        ----------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $0.001 Par Value Per Share
        ----------------------------------------------------------------
                           (Title Class of Securities)

                                    896263100
        ----------------------------------------------------------------
                                 (CUSIP Number)
                           HealthCor Management, L.P.
                               Carnegie Hall Tower
                        152 West 57th Street, 47th Floor
                            New York, New York 10019
                        Attention: Mr. Steven J. Musumeci
                                 (212) 622-7888

                                 With a Copy to:
                                 Marc Weingarten
                            Schulte Roth & Zabel LLP
                                919 Third Avenue
                            New York , New York 10022
                                 (212) 756-2280
        ----------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                February 7, 2008
        ----------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box |_|.

CUSIP NO. 896263100                    13D/A                       Page 2 of 12
--------------------------------------------------------------------------------

   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
        HealthCor Management, L.P.
        20-2893581
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                         (a) [x]
                         (b) [ ]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS
        WC
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(D) OR 2(E)   [ ]
--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
 NUMBER OF    7   SOLE VOTING POWER
  SHARES          0
BENEFICIALLY  ------------------------------------------------------------------
 OWNED BY     8   SHARED VOTING POWER
   EACH           3,950,000
 REPORTING    ------------------------------------------------------------------
PERSON WITH   9   SOLE DISPOSITIVE POWER
                  0
--------------------------------------------------------------------------------
              10  SHARED DISPOSITIVE POWER
                  3,950,000
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        3,950,000
--------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT
        IN ROW (11) EXCLUDES CERTAIN SHARES*                            [ ]
--------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        17.77%
--------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON
        PN
--------------------------------------------------------------------------------

CUSIP NO. 896263100                    13D/A                       Page 3 of 12
--------------------------------------------------------------------------------


   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
        HealthCor Associates, LLC
        20-2891849
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                         (a) [x]
                         (b) [ ]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*
        AF
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(D) OR 2(E)   [ ]
--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
 NUMBER OF    7   SOLE VOTING POWER
  SHARES          0
BENEFICIALLY  ------------------------------------------------------------------
 OWNED BY     8   SHARED VOTING POWER
   EACH           3,950,000
 REPORTING    ------------------------------------------------------------------
PERSON WITH   9   SOLE DISPOSITIVE POWER
                  0
              ------------------------------------------------------------------
              10  SHARED DISPOSITIVE POWER
                  3,950,000
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        3,950,000
--------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT
        IN ROW (11) EXCLUDES CERTAIN SHARES*                            [ ]
--------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        17.77%
--------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON
        OO- limited liability company
--------------------------------------------------------------------------------

CUSIP NO. 896263100                    13D/A                       Page 4 of 12
--------------------------------------------------------------------------------

   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
        HealthCor Offshore, Ltd.
        N/A
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                         (a) [x]
                         (b) [ ]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS
        AF
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(D) OR 2(E)   [ ]
--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION
        Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF    7   SOLE VOTING POWER
  SHARES          0
BENEFICIALLY  ------------------------------------------------------------------
 OWNED BY     8   SHARED VOTING POWER
   EACH           2,574,162
 REPORTING    ------------------------------------------------------------------
PERSON WITH   9   SOLE DISPOSITIVE POWER
                  0
              ------------------------------------------------------------------
              10  SHARED DISPOSITIVE POWER
                  2,574,162
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,574,162
--------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT
        IN ROW (11) EXCLUDES CERTAIN SHARES*                            [ ]
--------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        11.58%
--------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON
        OO-limited company
--------------------------------------------------------------------------------

CUSIP NO. 896263100                    13D/A                       Page 5 of 12
--------------------------------------------------------------------------------

   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
        HealthCor Hybrid Offshore, Ltd.
        N/A
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                         (a) [x]
                         (b) [ ]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS
        AF
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(D) OR 2(E)   [ ]
--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION
                        Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF    7   SOLE VOTING POWER
  SHARES          0
BENEFICIALLY  ------------------------------------------------------------------
 OWNED BY     8   SHARED VOTING POWER
   EACH           625,825
 REPORTING    ------------------------------------------------------------------
PERSON WITH   9   SOLE DISPOSITIVE POWER
                  0
              ------------------------------------------------------------------
              10  SHARED DISPOSITIVE POWER
                  625,825
-------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        625,825
--------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT
        IN ROW (11) EXCLUDES CERTAIN SHARES*                            [ ]
--------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        2.82%
--------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON
        OO-limited company
--------------------------------------------------------------------------------

CUSIP NO. 896263100                    13D/A                       Page 6 of 12
--------------------------------------------------------------------------------

   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
        HealthCor Group, LLC
        51-0551771
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                         (a) [x]
                         (b) [ ]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS
        AF
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(D) OR 2(E)                                              [ ]
--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
 NUMBER OF    7   SOLE VOTING POWER
  SHARES          0
BENEFICIALLY  ------------------------------------------------------------------
 OWNED BY     8   SHARED VOTING POWER
   EACH           750,013
 REPORTING    ------------------------------------------------------------------
PERSON WITH   9   SOLE DISPOSITIVE POWER
                  0
              ------------------------------------------------------------------
              10  SHARED DISPOSITIVE POWER
                  750,013
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        750,013
--------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT
        IN ROW (11) EXCLUDES CERTAIN SHARES*                            [ ]
--------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        3.37%
--------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON
        OO-limited liability company
--------------------------------------------------------------------------------

CUSIP NO. 896263100                    13D/A                       Page 7 of 12
--------------------------------------------------------------------------------

   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
        HealthCor Capital, L.P.
        51-0551770
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                         (a) [x]
                         (b) [ ]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS
        AF
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(D) OR 2(E)                                              [ ]
--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
 NUMBER OF    7   SOLE VOTING POWER
  SHARES          0
BENEFICIALLY  ------------------------------------------------------------------
 OWNED BY     8   SHARED VOTING POWER
   EACH           750,013
 REPORTING    ------------------------------------------------------------------
PERSON WITH   9   SOLE DISPOSITIVE POWER
                  0
              ------------------------------------------------------------------
              10  SHARED DISPOSITIVE POWER
                  750,013
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        750,013
--------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT
        IN ROW (11) EXCLUDES CERTAIN SHARES*                            [ ]
--------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        3.37%
--------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON
        PN
--------------------------------------------------------------------------------

CUSIP NO. 896263100                    13D/A                       Page 8 of 12
--------------------------------------------------------------------------------

   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
        HealthCor L.P.
        20-3240266
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                         (a) [x]
                         (b) [ ]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS
        AF
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(D) OR 2(E)                                              [ ]
--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
 NUMBER OF    7   SOLE VOTING POWER
  SHARES          0
BENEFICIALLY  ------------------------------------------------------------------
 OWNED BY     8   SHARED VOTING POWER
   EACH           750,013
 REPORTING    ------------------------------------------------------------------
PERSON WITH   9   SOLE DISPOSITIVE POWER
                  0
              ------------------------------------------------------------------
              10  SHARED DISPOSITIVE POWER
                  750,013
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        750,013
--------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT
        IN ROW (11) EXCLUDES CERTAIN SHARES*                            [ ]
--------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        3.37%
--------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON
        PN
--------------------------------------------------------------------------------

CUSIP NO. 896263100                    13D/A                      Page 9 of 12
--------------------------------------------------------------------------------

   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
        Arthur Cohen
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                         (a) [x]
                         (b) [ ]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*
        AF
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(D) OR 2(E)   [ ]
--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
--------------------------------------------------------------------------------
 NUMBER OF    7   SOLE VOTING POWER
  SHARES          0
BENEFICIALLY  ------------------------------------------------------------------
 OWNED BY     8   SHARED VOTING POWER
   EACH           3,950,000
 REPORTING    ------------------------------------------------------------------
PERSON WITH   9   SOLE DISPOSITIVE POWER
                  0
              ------------------------------------------------------------------
              10  SHARED DISPOSITIVE POWER
                  3,950,000
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        3,950,000
--------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT
        IN ROW (11) EXCLUDES CERTAIN SHARES*                            [ ]
--------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        17.77%
--------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON
        IN
--------------------------------------------------------------------------------

CUSIP NO. 896263100                    13D/A                      Page 10 of 12
--------------------------------------------------------------------------------

   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
        Joseph Healey
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                         (a) [x]
                         (b) [ ]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*
        AF
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(D) OR 2(E)                                              [ ]
--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
--------------------------------------------------------------------------------
 NUMBER OF    7   SOLE VOTING POWER
  SHARES          0
BENEFICIALLY  ------------------------------------------------------------------
 OWNED BY     8   SHARED VOTING POWER
   EACH           3,950,000
 REPORTING    ------------------------------------------------------------------
PERSON WITH   9   SOLE DISPOSITIVE POWER
                  0
              ------------------------------------------------------------------
              10  SHARED DISPOSITIVE POWER
                  3,950,000
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        3,950,000
--------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT
        IN ROW (11) EXCLUDES CERTAIN SHARES*                            [ ]
--------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        17.77%
--------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON
        IN
--------------------------------------------------------------------------------

CUSIP NO. 896263100                    13D/A                      Page 11 of 12


This Amendment No. 6 to the Schedule 13D filed by HealthCor Management, L.P, HealthCor Associates, LLC, HealthCor Offshore, Ltd., HealthCor Hybrid Offshore, Ltd., HealthCor Group, LLC, HealthCor Capital, L.P., HealthCor, L.P., Joseph Healey and Arthur Cohen (collectively "HealthCor") on August 8, 2007 (as corrected by the amendment filed on August 9, 2007), the Amendment No. 1 to the
Schedule 13D filed by HealthCor on August 14, 2007, the Amendment No. 2 to the
Schedule 13D filed by HealthCor on September 25, 2007, the Amendment No. 3 to the Schedule 13D filed by HealthCor on October 1, 2007, the Amendment No. 4 to the Schedule 13D filed by HealthCor on October 5, 2007 and the Amendment No. 5 to the Schedule 13D filed by HealthCor on February 1, 2008 is being filed to update the responses to Item 4 therein.


ITEM 4: PURPOSE OF TRANSACTION

Item 4 of the Schedule 13D is hereby amended by the addition of the following:

      After discussions with the Issuer's management on February 7, 2008, Joseph Healey and Arthur Cohen, two principals from HealthCor, are being added to the Board of the Issuer.

CUSIP NO. 896263100                    13D/A                      Page 12 of 12


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 2008

       HEALTHCOR MANAGEMENT, L.P., FOR ITSELF AND
       AS MANAGER ON BEHALF OF HEALTHCOR
       OFFSHORE, LTD. AND HEALTHCOR HYBRID OFFSHORE, LTD.

By:    HealthCor Associates, LLC, its general partner

       By: /s/ Steven J. Musumeci
           ----------------------
       Name:  Steven J. Musumeci
       Title: Chief Operating Officer

       HEALTHCOR CAPITAL, L.P., FOR ITSELF AND AS
       GENERAL PARTNER ON BEHALF OF HEALTHCOR, L.P.

By:    HealthCor Group, LLC, its general partner

       By: /s/ Steven J. Musumeci
           ----------------------
       Name:  Steven J. Musumeci
       Title: Chief Operating Officer

       HEALTHCOR ASSOCIATES,  LLC

By:    /s/ Steven J. Musumeci
       ----------------------
       Name:  Steven J. Musumeci
       Title: Chief Operating Officer

       HEALTHCOR GROUP, LLC

By:    /s/ Steven J. Musumeci
       ----------------------
       Name:  Steven J. Musumeci
       Title: Chief Operating Officer

       /s/ Joseph Healey
       ----------------------
       JOSEPH HEALEY, Individually

       /s/ Arthur Cohen
       ----------------------
       ARTHUR COHEN, Individually